Invesco PowerShares

PowerSharesETNs.com - Products - PowerShares DB Base Metals Exchange Traded
Notes

[GRAPHIC]

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated Nov. 12, 2008

BASE METALS
-------------------------------------------------------------------------------
BDD       BDG       BOS       BOM

P
owerShares DB Base Metals Double Long ETN            BDD
PowerShares DB Base Metals Long ETN                  BDG
PowerShares DB Base Metals Short ETN                 BOS
PowerShares DB Base Metals Double Short ETN          BOM

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the
"PowerShares DB Base Metals ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index- Optimum Yield Industrial Metals(TM)
(the "Index"), which is designed to reflect the performance of certain aluminum, copper and zinc futures contracts plus the returns from investing in
3 month United States Treasury bills.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem PowerShares DB Base Metals ETNs in blocks of no less than
200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet          Prospectus

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PowerSharesETNs.com - Products - PowerShares DB Base Metals Exchange Traded
Notes

Financial Details

                                         BDD            BDG            BOS            BOM
Last Update                              11/10/2008     11/10/2008     11/10/2008     11/10/2008
                                         4:15 PM EST    4:01 PM EST    4:15 PM EST    4:15 PM EST
Price                                    6.76           16.09          39.42          57.52
Indicative Intra-day Value               6.97           14.47          39.20          57.35
Last End of Day RP Value                 6.969          14.473         39.196         57.348
Last Date for End of Day Value           11/10/2008     11/10/2008     11/10/2008     11/10/2008

Index History(1) (Growth of $10,000)

[GRAPHIC]

 PowerShares DB Base Metals
 ETN & Index Data

 Ticker Symbols

 Base Metals Double                BDD
 Long
 Base Metals Long                  BDG
 Base Metals Short                 BOS
 Base Metals Double                BOM
 Short

 Intraday Indicative Value
 Symbols

 Base Metals Double              BDDIV
 Long
 Base Metals Long                BDGIV
 Base Metals Short               BOSIV
 Base Metals Double
 Short                           BOMIV

Fund Performance & Index History (%)(1)

As of 9/30/2008                                1 Year    3 Year     5 Year     10 Year   Inception

Index

Deutsche Bank Liquid Commodity Index-
Optimum Yield Industrial Metals(TM) +2x           -40.74     41.66     55.85     21.73   -35.14
Levered
Deutsche Bank Liquid Commodity Index-
Optimum Yield Industrial Metals(TM) +1x           -20.13     24.75     29.54     13.75   -18.35
Levered
Deutsche Bank Liquid Commodity Index-              25.39    -19.72    -23.13    -10.73    19.87
Optimum Industrial Metals(TM) -1x Levered
Deutsche Bank Liquid Commodity Index-              46.27    -42.55    -45.99    -25.68    40.75
Optimum Industrial Metals(TM) -2x Levered

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PowerSharesETNs.com - Products - PowerShares DB Base Metals Exchange Traded
Notes

Comparative Indexes(2)

S&P 500 Index                          -21.98      0.22      5.17      3.06   -13.12
Lehman U.S. Aggregate Bond Index         3.65      4.15      3.78      5.20     0.47

Index Weights

As of 11/10/2008

Commodity                       Contract Expiry Date         Weight (%)
Aluminium                                 11/18/2009             43.06
Copper - Grade A                           3/18/2009             32.93
Zinc                                       5/20/2009             24.01

Source: DB, Bloomberg

CUSIP Symbols
Base Metals Double         25154K841
Long

Base Metals Long           25154K825
Base Metals Short          25154K833
Base Metals Double         25154K858
Short

Details
ETN price at listing          $25.00
Inception date               6/16/08
Maturity date                 6/1/38
Yearly investor fee            0.75%
Listing exchange           NYSE Arca
Index Symbol                  DBBMIX

Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(3)

S&P rating                       AA-
Moody's rating                   Aa1

Risks

o        Non-principal protected
o        Leveraged losses
o        Subject to an investor fee
o        Limitations on repurchase
o        Concentrated exposure to Commodities

Benefits

o        Leveraged and short notes
o        Low cost
o        Intraday access
o        Listed
o        Transparent
o        Tax treatment (4)

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. PowerShares DB Base Metals
ETN hypothetical historical performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index-Optimum Yield
Industrial Metals Excess Return(TM) (the "Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs less the investor fee. The Base Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The
T-Bill Index is intended to approximate the returns from investing in 3-month
United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current Index and DB Base Metals ETN performance go to www.powersharesetns.com or http://dbfunds.db.com/notes.

(2)The S&P 500 is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is a
measurement of change in bond market conditions based on the performance of a specified group of bonds.

(3)The PowerShares DB Base Metals ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Base Metals ETNs.

An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Base Metals ETNs are unsecured obligations of Deutsche Bank
AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG,
London Branch does not address, enhance or affect the performance of the
PowerShares DB Base Metals ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Base Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses.

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PowerSharesETNs.com - Products - PowerShares DB Base Metals Exchange Traded
Notes

Investing in the PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB
Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the
PowerShares DB Base Metals ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses. An investment in the DB Base Metals ETNs may not be suitable for all investors.

The DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The DB Base
Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

(4)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Base Metals ETNs' investment objective, risks, charges and expenses carefully before investing.

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